Exhibit 23.4
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS
     LaRoche Petroleum Consultants, Ltd. consents to the references to our firm in the form and context in which they appear in the Annual Report on Form 10-K of Quicksilver Resources Inc. (the “Company”) for the year ended December 31, 2010 (the “Annual Report”). We further consent to the use of information contained in our report, as of December 31, 2010, 2009 and 2008, setting forth the estimate of net revenue from the Company’s proved oil and gas reserves in the Annual Report and our report filed as Exhibit 99.2 to the Annual Report and to the incorporation by reference thereof into Registration Statement No. 333-160046 on Form S-3 and Registration Statement Nos. 333-91526, 333-94387, 333-161235, 333-116180, 333-134430 and 333-166208 on Form S-8 of the Company.
LaROCHE PETROLEUM CONSULTANTS, LTD.

By:	/s/ Joe A. Young
Joe A. Young
Senior Partner